DEFINED ASSET FUNDS
                               -------------------

                             INFORMATION SUPPLEMENT
                               EQUITY INCOME FUND

   This Information Supplement provides additional information concerning the structure, operations and risks of trusts (each, a "Portfolio") of Equity Income Fund-Defined Asset Funds not found in the prospectuses for the Portfolios. This Information Supplement is not a prospectus and does not include all of the information that a prospective investor should consider before investing in a Portfolio. This Information Supplement should be read in conjunction with the prospectus for the Portfolio in which an investor is considering investing ("Prospectus".) Copies of the Prospectus can be obtained by calling or writing the Trustee at the telephone number and address indicated on the back cover of the Prospectus.

   This Information Supplement is dated January 19, 1996. Capitalized terms have been defined in the Prospectus.

                                TABLE OF CONTENTS
                                -----------------

 Description of Portfolio Investments . . . . . . . . . . . . . .    2
   Portfolio Supervision  . . . . . . . . . . . . . . . . . . . .    2
 Risk Factors       . . . . . . . . . . . . . . . . . . . . . . .    2
   Equity Securities  . . . . . . . . . . . . . . . . . . . . . .    2
   International Risk Factors   . . . . . . . . . . . . . . . . .    3
   Additional Hong Kong Risk Factors
     (Select Ten International Series -Hong Kong Portfolio) . . .
                                                                     6
   Additional Japan Risk Factors
        (Select Ten International Series -Japan Portfolio)  . . .    7
 Concentration      . . . . . . . . . . . . . . . . . . . . . . .    8
     The Food and Beverage Industry . . . . . . . . . . . . . . .    8
       Consumer Products Companies  . . . . . . . . . . . . . . .    8
       The Health Care Industry . . . . . . . . . . . . . . . . .    9
       Manufacturing Companies  . . . . . . . . . . . . . . . . .   12
       Natural Gas Companies  . . . . . . . . . . . . . . . . . .   13
       Petroleum Refining Companies . . . . . . . . . . . . . . .   15
       Semiconductor, Computer and Electronics Equipment Companies
                                                                    16
       Utilities    . . . . . . . . . . . . . . . . . . . . . . .   17
       The Telecommunications Industry  . . . . . . . . . . . . .   21
       The Real Estate Industry . . . . . . . . . . . . . . . . .   25
       Standard & Poor's Indexes  . . . . . . . . . . . . . . . .   27
 Rollover (Income Growth Fund, Select Ten Series and Select
       Growth Portfolios) . . . . . . . . . . . . . . . . . . . .   30


































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DESCRIPTION OF PORTFOLIO INVESTMENTS

Portfolio Supervision

   Each Portfolio is a unit investment trust which normally follows a buy and hold investment strategy. Traditional methods of investment management for mutual funds typically involve frequent changes in portfolio holdings based on economic, financial and market analyses. Because a Portfolio is not actively managed the adverse financial condition of an issuer or its failure to maintain its current dividend rate will not necessarily require the sale of its securities from a Portfolio. In the event a public tender offer is made for a security or a merger or acquisition is announced affecting a security, the Sponsors may instruct the Trustee to tender or sell the security on the open market when in its opinion it is in the best interest of investors to do so. The Sponsors may also instruct a Trustee to sell a security in the following circumstances: (i) failure to declare or pay a regular dividend on a security or anticipated dividends generally; (ii) institution of certain legal proceedings; (iii) other legal questions or impediments affecting the security or payments on that security; (iv) default under certain documents adversely affecting the declaration or payment of anticipated dividends on the security, the issuer's general credit standing or the sound investment character of the security, or a default on other outstanding securities of the same issuer; (v) if a security becomes inconsistent with a Portfolio's investment objectives;
(vi) if the sale is necessary or advisable to maintain the qualification of the Portfolio as a Regulated Investment Company under the Internal Revenue Code or to provide funds to make any distribution for a taxable year as required by the Internal Revenue Code; or (vii) decline in security price or other market or credit factors that, in the opinion of Defined Asset Funds research, makes retention of the security detrimental to the interests of investors. If there is a failure to declare or pay a regular dividend on a security or anticipated dividends generally on that security and the Agent for the Sponsors fails to instruct the Trustee within 30 days after notice of the failure, the Trustee will sell the security.

   Voting rights with respect to the securities will be exercised by the Trustee in accordance with directions given by the Sponsors.


RISK FACTORS

Equity Securities

   An investment in Units of a Portfolio should be made with an understanding of the risks inherent in an investment in equity securities, including the risk that the financial condition of the issuers of the securities may become impaired or that the general condition of the relevant stock market may worsen (both of which may contribute directly to a decrease in the value of the securities and thus in the value of the Units) or the risk that holders of common stocks have a right to receive payments from the issuers of those stocks that is generally inferior to that of creditors of, or holders of debt obligations issued by, the issuers and that the rights of holders of common stocks generally rank inferior to the rights of holders of preferred stock. Common stocks may be especially susceptible to general stock market movements and to volatile increases and decreases in value as market confidence in and perceptions of the issuers change. These perceptions are based on unpredictable factors including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic or banking crises.

   Holders of common stocks incur more risk than holders of preferred stocks and debt obligations because common stockholders, as owners of the entity, have generally inferior rights to receive payments from the issuer in comparison with the rights of creditors of, or holders of debt obligations or preferred







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stocks issued by the issuer.  Holders of common stocks of the type held by a
Portfolio have a right to receive dividends only when and if, and in the amounts, declared by the issuer's board of directors and to participate in amounts available for distribution by the issuer only after all other claims on the issuer have been paid or provided for. By contrast, holders of preferred stocks have the right to receive dividends at a fixed rate when and as declared by the issuer's board of directors, normally on a cumulative basis, but do not participate in other amounts available for distribution by the issuing corporation. Cumulative preferred stock dividends must be paid before common stock dividends and any cumulative preferred stock dividend omitted is added to future dividends payable to the holders of cumulative preferred stock.
Preferred stocks are also entitled to rights on liquidation which are senior to those of common stocks. Moreover, common stocks do not represent an obligation of the issuer and therefore do not offer any assurance of income or provide the degree of protection of capital provided by debt securities. Indeed, the issuance of debt securities or even preferred stock will create prior claims for payment of principal, interest, liquidation preferences the issuer to declare or pay dividends on its common stock or the rights of holders of common stock with respect to assets of the issuer upon liquidation or bankruptcy. Further, unlike debt securities which typically have a stated principal amount payable at maturity (whose value, however, will be subject to market fluctuations prior thereto), common stocks have neither a fixed principal amount nor a maturity and have values which are subject to market fluctuations for as long as the stocks remain outstanding. The value of the securities in a Portfolio thus may be expected to fluctuate over the entire life of the Portfolio to values higher or lower than those prevailing on the Portfolio's initial date of deposit. Any monies allocated to the purchase of a security will generally be held for the purchase of the security. However, a Portfolio may not be able to buy each security at the same time, because of unavailability of the security or because of any restrictions applicable to the Portfolio relating to the purchase of the security by reason of the federal securities laws or otherwise.

International Risk Factors

   Foreign Issuers. Investments in Portfolios consisting partially or entirely of securities of foreign issuers involve investment risks that are different in some respects from an investment in a Portfolio that invests partially or entirely in securities of domestic issuers. Those investment risks include future political and economic developments and the possible establishment of exchange controls or other governmental restrictions which might adversely affect the payment or receipt of payment of dividends on the relevant securities. In addition, for foreign issuers that are not subject to the reporting requirements of the Securities Exchange Act of 1934, there may be less publicly available information than is available from a domestic issuer. Also, foreign issuers are not necessarily subject to uniform accounting, auditing and financial reporting standards, practices and requirements such as those applicable to domestic issuers.

   Securities issued by non-U.S. issuers generally pay dividends in foreign currencies, and even if purchased by a Fund in American Depositary Receipt ("ADR") form in the United States, are principally traded in foreign currencies. Therefore, there is a risk that the United States dollar value of these securities will vary with fluctuations in the United States dollar foreign exchange rates for the relevant currencies. Moreover, for those Securities that are ADRs, currency fluctuations will affect the U.S. dollar equivalent of the local currency price of the underlying domestic shares and, as a result, are likely to affect the value of the ADRs and consequently the value of the Securities. In addition, the rights of holders of ADRs may be different than those of holders of the underlying shares, and the market for ADRs may be less liquid than that for the underlying shares.

   ADRs evidence American Depositary Shares which, in turn, represent common stock deposited with a custodian in a depositary. ADRs may be sponsored or unsponsored. In an unsponsored facility, the depositary initiates and arranges the facility at the request of market makers and acts as agent for the ADR







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holder, while the company itself is not involved in the transaction. In a sponsored facility, the issuing company initiates the facility and agrees to pay certain administrative and shareholder-related expenses. Sponsored facilities use a single depositary and entail a contractual relationship between the issuer, the shareholder and the depositary; unsponsored facilities involve several depositaries with no contractual relationship to the company. ADRs are registered securities pursuant to the Securities Act of 1933 and may be subject to the reporting requirements of the Securities Exchange Act of 1934.

   Foreign Exchange Rates. A Portfolio of securities that are principally traded in foreign currencies involves investment risks that are substantially different from an investment in a fund which invests in securities that are principally traded in United States dollars. This is because the United States dollar value of a Portfolio (and hence of the Units) and of the distributions from the Portfolio will vary with fluctuations in the United States dollar foreign exchange rates for the relevant currencies. Most foreign currencies have fluctuated widely in value against the United States dollar for many reasons, including supply and demand of the respective currency, the soundness of the world economy and the strength of the respective economy as compared to the economies of the United States and other countries.

   The post-World War II international monetary system was, until 1973, dominated by the Bretton Woods Treaty, which established a system of fixed exchange rates and the convertibility of the United States dollar into gold through foreign central banks. Starting in 1971, growing volatility in the foreign exchange markets caused the United States to abandon gold convertibility and to effect a small devaluation of the United States dollar. In 1973, the system of fixed exchange rates between a number of the most important industrial countries of the world, among them the United States and most Western European countries, was completely abandoned. Subsequently, major industrialized countries have adopted "floating" exchange rates, under which daily currency valuations depend on supply and demand in a freely fluctuating international market. Many smaller or developing countries have continued to "peg" their currencies to the United States dollar although there has been some interest in recent years in "pegging" currencies to "baskets" of other currencies or to a Special Drawing Right administered by the International Monetary Fund. Since 1983, the Hong Kong dollar has been pegged to the U.S. dollar although there is no guarantee that the Hong Kong dollar will continue to be "pegged" to the U.S. dollar in the future. In Europe a European Currency Unit ("ECU") has been developed. Currencies are generally traded by leading international commercial banks and institutional investors (including corporate treasurers, money managers, pension funds and insurance companies.) From time to time, central banks in a number of countries also are major buyers and sellers of foreign currencies, mostly for the purpose of preventing or reducing substantial exchange rate fluctuations.

   Exchange rate fluctuations are partly dependent on a number of economic factors including economic conditions within countries, the impact of actual and proposed government policies on the value of currencies, interest rate differentials between the currencies and the balance of imports and exports of goods and services and transfers of income and capital from one country to another. These economic factors are influenced primarily by a particular country's monetary and fiscal policies (although the perceived political situation in a particular country may have an influence as well--particularly with respect to transfers of capital.) Investor psychology may also be an important determinant of currency fluctuations in the short run. Moreover, institutional investors trying to anticipate the future relative strength or weakness of a particular currency may sometimes exercise considerable speculative influence on currency exchange rates by purchasing or selling large amounts of the same currency or currencies. However, over the long term, the currency of a country with a low rate of inflation and a favorable balance of trade should increase in value relative to the currency of a country with a high rate of inflation and deficits in the balance of trade.









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   The Trustee will estimate current exchange rates for the relevant currencies based on activity in the various currency exchange markets. However, since these markets are volatile and are constantly changing, depending on the activity at any particular time of the large international commercial banks, various central banks, large multi-national corporations, speculators and other buyers and sellers of foreign currencies, and since actual foreign currency transactions may not be instantly reported, the exchange rates estimated by the Trustee may not be indicative of the amount in United States dollars a Portfolio would receive had the Trustee sold any particular currency in the market.

   The foreign exchange transactions of a Portfolio may be concluded by the Trustee with foreign exchange dealers acting as principals either on a spot (i.e., cash) buying basis or on a forward foreign exchange basis on the date a Portfolio is entitled to receive the applicable foreign currency. These forward foreign exchange transactions will generally be of as short a duration as practicable and will generally settle on the date of receipt of the applicable foreign currency involving specific receivables or payables of the Portfolio accruing in connection with the purchase and sale of its securities and income received on the securities or the sale and redemption of Units. These transactions are accomplished by contracting to purchase or sell a specific currency at a future date and price set at the time of the contract. The cost to a Portfolio of engaging in these foreign currency transactions varies with such factors as the currency involved, the length of the contract period and the market conditions then prevailing. Since transactions in foreign currency exchange are usually conducted on a principal basis, fees or commissions are not normally involved. Although foreign exchange dealers trade on a net basis they do realize a profit based upon the difference between the price at which they are willing to buy a particular currency (bid price) and the price at which they are willing to sell the currency (offer price.) The relevant exchange rate used for evaluations of securities will include the cost of buying or selling, as the case may be, of any forward foreign exchange contract in the relevant currency to correspond to the requirement that Units when purchased settle on a regular basis and that the Trustee settle redemption requests in United States dollars within seven days.

   Exchange Controls. On the basis of the best information available to the Sponsors at the present time none of the securities, except as otherwise indicated in a Portfolio's prospectus, is subject to exchange control restrictions under existing law which would materially interfere with payment to a Portfolio of amounts due on securities either because the particular jurisdictions have not adopted any currency regulations of this type or because the issues qualify for an exemption or the Portfolio, as an extraterritorial investor, has qualified its purchase of securities as exempt by following applicable "validation" or similar regulatory or exemptive procedures. However, there can be no assurance that exchange control regulations might not be adopted in the future which might adversely affect payments to a Portfolio.

   In addition, the adoption of exchange control regulations and other legal restrictions could have an adverse impact on the marketability of international securities in a Portfolio and on the ability of a Portfolio to satisfy its obligation to redeem Units tendered to the Trustee for redemption.

   Liquidity. Foreign securities generally have not been registered under the Securities Act of 1933 and may not be exempt from the registration requirements of the Act. Sales of non-exempt securities by a Portfolio in United States securities markets are subject to severe restrictions and may not be practicable. Accordingly, sales of these securities by a Portfolio will generally be effected only in foreign securities markets. Although the Sponsors do not believe that a Portfolio will encounter obstacles in disposing of the securities, investors should realize that the securities may be traded in foreign countries where the securities markets are not as developed or efficient and may not be as liquid as those in the United States. To the extent the liquidity of these markets becomes impaired, however, the value of a Portfolio when responding to a substantial volume of requests for redemption of Units (should redemptions be necessary despite the market making activities of the Sponsors) received at or about the same time could be adversely





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affected.  This might occur, for example, as a result of economic or political turmoil in a country in whose currency a Portfolio had a substantial portion of its assets invested, or should relations between the United States and a foreign country deteriorate markedly. Even though the securities are listed, the principal trading market for the securities may be in the over-the-counter market. As a result, the existence of a liquid trading market for the securities may depend on whether dealers will make a market in the securities. There can be no assurance that a market will be made for any of the securities, that any market for the securities will be maintained or of the liquidity of the securities in any markets made. In addition, a Portfolio may be restricted under the Investment Company Act of 1940 from selling securities to any Sponsor. The price at which the securities may be sold to meet redemptions and the value of a Portfolio will be adversely affected if trading markets for the securities are limited or absent.

Additional Hong Kong Risk Factors (Select Ten International Series-Hong Kong Portfolio)

   The information set forth below has been extracted from various governmental and private publications, but no representation can be made as to its accuracy; furthermore, no representation is made that any correlation exists between the state of the economy of Hong Kong and the value of any securities held by a Hong Kong Portfolio.

   Hong Kong's Reversion to Chinese Sovereignty. Hong Kong will revert to Chinese sovereignty effective July 1, 1997 with Hong Kong becoming a Special Administrative Region ("SAR") of China. Although China has committed by treaty to preserve for 50 years the economic and social freedoms currently enjoyed in Hong Kong, the continuation of the economic system in Hong Kong after the reversion will be dependent on the Chinese government and there can be no assurances that the commitment made by China regarding Hong Kong will be maintained. Legislation has recently been enacted in Hong Kong that will extend democratic voting procedures for Hong Kong's legislature. China has expressed disagreement with this legislation which it states is in contravention of the principles evinced in the Basic Law of the Hong Kong SAR. The National People's Congress of China has passed a resolution to the effect that the Legislative Council and certain other councils and boards of the Hong Kong Government will be terminated on June 30, 1997. It is expected that such bodies will be subsequently reconstituted in accordance with China's interpretation of the Basic Law. China and Great Britain have also yet to resolve their differences on other issues relating to the reversion to sovereignty including the financing of and construction of a new international airport on Lantau Island. Any increase in uncertainty as to the future economic and political status of Hong Kong could have a materially adverse effect on the value of a Hong Kong Portfolio.

   Most Favored Nation Status. China (like most other nations) currently enjoys a most favored nation status ("MFN Status") from the United States, which is subject to annual review by the President of the United States. On June 3, 1995, President Clinton signed an executive order which renewed China's MFN Status for another year. Congress, which has to review China's standing every year, renewed the MFN Status on July 20, 1995. Revocation of the MFN Status would have a severe effect on China's trade and thus could have a materially adverse effect on the value of a Hong Kong Portfolio.

   Other Economic Factors. The performance of certain companies listed on the Hong Kong Exchange is linked to the economic climate of China. For example, between 1985 and 1990, Hong Kong businesses invested US$20 billion in the nearby Chinese province of Guangdong to take advantage of the lower property and labor costs than were available in Hong Kong. Recently, however, high economic growth in this area (industrial production grew at an annual rate of about 20% in 1991, 24% in 1992 and 36.5% in 1993) has been associated with rising inflation and concerns about the devaluation of the Chinese currency. Any downturn in economic growth or increase in the rate of inflation in China could have a materially adverse effect on the value of a Hong Kong Portfolio.







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Additional Japan Risk Factors (Select Ten International Series - Japan Portfolio

   The information set forth below has been extracted from various governmental and private publications, but no representation can be made as to its accuracy; further, no representation is made that any correlation exists between the state of the economy of Japan and the value of any securities held by a Japan Portfolio.


   Cross-Shareholding structure. Investing in Japanese stocks involves certain risks and considerations not associated with investing in securities of established U.S. companies. Japanese corporate (keiretsu) groups involve a relatively high level of cross-shareholding among the companies in the groups. This cross-shareholding is a characteristic of the Japanese equities market. Consequently, Japanese equities markets may be affected by market developments in different ways than U.S. securities markets and may be more volatile than U.S. securities markets.

   Export-Led Economy. The Japanese economy is focused on exports, the major source of Japan's wealth. Natural disasters like the earthquake at Kobe may have a negative impact on Japan's export-led economy. Trade disputes between Japan and other countries such as the United States and between Japan and trading blocs such as the European Community may also have a negative impact on Japan's export-led economy.

   Japanese Government Regulation. In general, the acquisition of shares in a Japanese company listed on any stock exchange in Japan from a resident of Japan (including a corporation) by a non-resident of Japan (including a corporation) requires prior notification to the Minister of Finance of Japan (the "Minister of Finance") of the proposed transaction. If the acquisition is made from or through a securities company designated by the Minister of Finance (as will generally be the case with the Fund), such prior notification is not required, subject to the quantity restrictions referred to below. The Foreign Exchange and Foreign Trade Control Law of Japan, as amended, and cabinet orders and minsterial ordinances thereunder currently in effect (the "Foreign Exchange Controls"), give the Minister of Finance the power, in certain limited and exceptional circumstances, to require prior approval for any such acquisition.

   If a foreign investor intends to acquire shares of a Japanese corporation and as a result of such acquisition the foreign investor would directly or indirectly hold 10% or more of the total outstanding shares of that corporation, such foreign investor must file a report after such acquisition with the Minister of Finance and any other Minister with proper jurisdiction. In instances where such acquisition concerns national security or meets certain other conditions specified in the Foreign Exchange Controls, such foreign investor must file a prior notification in respect of the proposed acquisition with the Minister of Finance and any other Minister with proper jurisdiction. Such Ministers may make a recommendation to modify or prohibit the proposed acquisition if they consider that such acquisition falls under certain limited conditions specified in the Foreign Exchange Controls. If the foreign investor does not accept the recommendation, such Ministers may issue an order modifying or prohibiting the acquisition. The Fund will be considered a foreign investor for this purpose.

   The acquisition of shares by non-resident shareholders by way of stock splits, as well as the acquisition of shares of a Japanese company that are listed on a Japanese stock exchange by non-residents upon exercise of warrants or conversion of convertible bonds issued outside Japan, are not subject to any of the foregoing notification or reporting requirements. Under the Foreign Exchange Controls, dividends paid on shares held by non-residents of Japan and the proceeds of any sales of shares within Japan may, in general, be converted into any foreign currency and remitted abroad. The Fund will be considered a non-resident of Japan for this purpose.








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   There can be no assurance that under the Foreign Exchange Controls the
Minister of Finance will not require prior approval for an acquisition by the Fund of shares listed on the First Section of the Tokyo Stock Exchange, or that the Minister of Finance or any other Minister will not recommend modification or prohibition of the direct or indirect acquisition by the Fund of greater than 10% of the shares of a Japanese corporation.

Concentration

   A Portfolio may contain or be concentrated in securities of issuers engaged in the categories discussed below. An investment in a Portfolio should be made with an understanding of the risks that these securities may entail, certain of which are described below.

The Food and Beverage Industry

   The Portfolio may be concentrated in stocks of the food and beverage industry, including manufacturers of packaged foods, processors of agricultural products, beverage companies and food distributors. There are many factors that may have an adverse impact on the value of the stocks of these companies and their ability to pay dividends. These factors include the sensitivity of revenues, earnings, and financial condition to economic conditions, changing consumer demands or preferences, fluctuations in the prices of agricultural commodities, fluctuations in the cost of other raw materials such as packaging, and the effects of inflation on pricing flexibility. The revenues and earnings of these companies can also be affected by extensive competition that can result in lost sales or in lower margins resulting from efforts to maintain market share. Food and beverage companies are also subject to regulation under various federal laws--such as the Food, Drug, and Cosmetic Act--as well as state, local and foreign law and regulations. Costs associated with changing regulatory restrictions, such as food labeling requirements, could adversely affect earnings. Food and beverage companies are also becoming increasingly exposed to risk associated with international operation, including foreign currency fluctuations and future political and economic developments in other countries. Other risk factors include potential deterioration in financial condition resulting from litigation related to product liability, accidents, or trademark or patent disputes; unfunded pension liability; changing accounting standards, such as Statement of Financial Accounting Standard No. 106, which requires accrual accounting for postretirement benefits other than pensions; and leveraged buyouts, takeovers, or recapitalizations.

Consumer Products Companies

   Investment in securities issued by consumer products companies should be made with an understanding of the many factors which may have an adverse impact on the credit quality of the particular company or industry. These include cyclicality of revenues and earnings, changing consumer demands, regulatory restrictions, products liability litigation and other litigation resulting from accidents, extensive competition (including that of low-cost foreign companies), unfunded pension fund liabilities and employee and retiree benefit costs and financial deterioration resulting from leveraged buy-outs, takeovers or acquisitions. In general, expenditures on consumer products will be affected by the economic health of consumers. A continuing weak economy with its consequent effect on consumer spending would have an adverse effect on the industry. Other factors of particular relevance to the profitability of the industry are the effects of increasing environmental regulation on packaging and on waste disposal, the continuing need to conform with foreign regulations governing packaging and the environment, the outcome of trade negotiations and their effect on foreign subsidies and tariffs, foreign exchange rates, the price of oil and its effect on energy costs, inventory cutbacks by retailers, transportation and distribution costs, health concerns relating to the consumption of certain products, the effect of demographics on consumer demand,










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the availability and cost of raw materials and the ongoing need to develop new products and to improve productivity.

The Health Care Industry

   Companies in the health care industry face numerous risks. Most health care companies are extensively regulated. All are subject to extreme cost-containment pressures and as a result they cannot readily raise prices for their products or services, or may experience price declines. Most are subject to intensive competition and are required to spend vast amounts of capital to keep pace with technological innovation. These constraints affect the various health care sectors in the Portfolio in specific ways. Strategic alliances are being formed by drug companies, hospital supply companies, HMOs, hospitals, and to a lesser extent other health care companies to reduce costs and benefit from economies of scale. The inability to form such alliances on favorable terms or to compete with other alliances could adversely affect a company's profits and the price of its securities.

   Many problems faced by drug companies, hospital supply companies and medical devices companies typify those faced by health care industry in general. These companies are regulated by the federal Food and Drug Administration (the "FDA".) The FDA regulates the development, manufacture and marketing of all drugs and medical products. Before a product can be sold it must receive FDA approval, a long and very costly process. Governments and large, private health care consumers are exerting strenuous efforts to contain health care costs. The federal government and increasing numbers of insurance companies reimburse health care providers on a "prospective payment basis". This means the physician or hospital is only paid a predetermined amount depending upon the patient's diagnosis. If the cost of treatment exceeds the predetermined amount, the physician or hospital will lose money, if it is less, money will be made. This creates an incentive to prescribe cheaper, generic substitutes for brand-name drugs and causes significant profit erosion for drug companies. Some states have laws requiring pharmacists to dispense generic drugs unless precluded by the prescribing physician. Other states set up auctions among drug companies to determine which company will agree to meet their needs at the lowest price.Therefore, the cost of marketing a drug is increasing while at the same time it is becoming increasingly difficult to recoup that cost. Future trends in drug pricing remain unclear. HMOs and other third-party payors are gaining power and demanding larger discounts. The United States account for 35% of the global drug market, so demand for drugs from foreign countries, particularly developed countries is important, and cannot be predicted. Foreign countries are demanding discounts as well.

   Drug companies must devote large amounts of risk capital to research and development in order to develop new and unique drugs with patent protection from generic substitutes and other competitors. Drug companies also face the risk of large product liability suits and consequently expensive liability insurance. Finally, technological change is becoming increasingly rapid and products tend to become obsolete more quickly than before.

   Hospital supply companies face the risk that hospitals will delay purchases because they fear health care reform. (See Health Care Reform below.) Hospitals are also increasingly demanding discounts and that pressure may continue to grow as hospitals consolidate.

   The facilities served by hospital management companies are subject to extensive regulation on federal, state and local levels. Many states require hospital management companies to submit their financial statements for review and some even regulate the rates they charge. When treatment costs are reimbursed by third parties such as Medicare or Medicaid, hospitals have to work within the discipline of the prospective payment system and also face more specific cost-containment measures. The effort to reduce costs has resulted in a movement away from more expensive inpatient treatment to treatment on an out-patient basis or in specialized facilities. This has reduced bed-occupancy rates in the large general hospitals and affected revenues adversely. Furthermore, the revenues and expenses of hospitals and other health care facilities will be affected by future events and conditions including, among other things, the demand for health care services at the particular type of facility, increasing costs of medical technology, utilization practices of physicians and physicians' confidence in the facilities, the ability of the facilities to provide the services required by patients, greater longevity and the higher medical expenses of treating the elderly, medical and other scientific advances resulting in decreased usage of health care facilities, increased costs associated with attracting and maintaining qualified physicians, nurses and other technical staff, employee strikes and other adverse labor actions, economic developments in the service area, demographic changes, the occurrence of natural disasters, and increased competition from other similar facilities or alternative health care providers. Hospital management and medical devices companies may be adversely affected by proposed health care reforms, including various insurance market reforms, significant reductions in Medicare and Medicaid payments to providers, and stringent government cost controls that would directly control insurance premiums and indirectly affect the fees of hospitals, physicians and other health care providers. Other proposals, uncompensated care provided by hospitals. It is not possible at this time to predict what, if any, reforms will be adopted in the future. (See Health Care Reform below.)

   Hospitals may be adversely affected by competitive pressure to consolidate. There can be no assurance that hospitals will be able to make profitable acquisitions. Hospitals may be subject to federal, state or insurer inquiries or investigations, which may lead to sanctions. Hospitals also face the risk of large liability suits and must carry expensive liability insurance and maintain loss reserves, which may not be sufficient to cover claims. To the extent hospital management companies are adversely impacted by any of the foregoing, services companies and medical devices companies would also be affected adversely.

   While the biotechnology companies in the Portfolio are among the more established in their field, the biotechnology industry in general is an emerging growth industry. They are regulated by the FDA to the same extent as traditional drug companies. As emerging growth companies, they may be thinly capitalized and more susceptible to general market fluctuations than companies with greater capitalization. Also, the stocks of emerging growth companies trade at higher price-to-earnings multiples than the stock of more established companies because the price is more influenced by investor confidence in future earnings than recorded historic earnings. Therefore, the stock prices can be extremely volatile as investor confidence rises or ebbs or as the issuer or its competitors announce new products. In addition, the liquidity of the stocks of young companies can be limited and therefore subject to greater price fluctuations when large numbers of shares are bought and sold. These companies often have a limited operating history with inexperienced but highly motivated management, who may retain effective control over the voting stock of the company. Earnings are generally retained to finance the company's expansion and thus no dividends may be paid and additional capital may be required to market new products on a commercial basis. The biotechnology companies may also be dependent for their revenues upon only a few products and upon larger drug companies (who may be their competitors) to produce and market their products. This dependence upon a limited range or products increases the damage that would be caused by product obsolescence, a risk that is greater in a rapidly developing area like biotechnology. There exists doubt as to the extent of patent protection that will be afforded products developed through biotechnology. At its simplest, biotechnology involves the identification of genes that produce proteins useful in the combat of disease. Once identified, the gene can be separated and used to produce commercial quantities of the protein. As the protein production processes are broadly similar, patent protection has generally been extended only to the identified gene. This allows the identified gene to be used offshore to produce the drug for sale in the United States, without any infringement of U.S. patent law. If this practice were to become widespread it would significantly affect the revenues of biotechnology companies. The application of patent law to biotechnology companies. The application of patent law to biotechnology in general is the subject of much academic and legislative attention which may result in changes in the law.

   HMOs are subject to federal and state regulation. Most states require HMOs to provide periodic financial reports and some even require HMOs to maintain minimum reserve requirements. HMOs are paid a fixed membership fee. HMOs are turning to "capitation," where they contract to provide services for a certain population for a set price, regardless of whether or not the service is provided. Depending on the negotiated provisions of the contract, costs in excess of set fees may be borne either by the HMO or the health care provider. HMOs run the risk that inflation, epidemics, lack of financial discipline among professional staff and the need to acquire new technology will increase treatment costs and erode profits. In addition, HMOs face the risk of saturation in some markets. Where that occurs, they will be forced to incur the expense of marketing in new geographic areas and developing new products and services. They are expected to face extreme pressure to increase premiums, while they face the risk that regulators may seek to limit their profits. In addition, up to half of an HMO's enrollees may be Medicare beneficiaries whose membership fees are paid by the HCFA under so-called "Senior Plans". Thus, for a fixed fee, HMOs are exposed to higher and more expensive health care utilization by the elderly. The HCFA also regulates the profit an HMO can make on a Senior Plan and the quality of care provided by a Senior Plan. Finally, HMOs may be adversely affected by the proposed Medicare and Medicaid reforms, which would significantly reduce Medicare and Medicaid payments to providers. It is not possible to predict what, if any, reforms will be adopted in the future. (See Health Care Reform below.)

   Services companies face each of the risks confronted by HMOs. They also face the pressures of increased competition. To diversify or expand the level of products or services, some companies have been aggressive in acquiring related corporations. Often unforeseen costs of an acquisition can negatively affect profits particularly in the periods immediately subsequent to an acquisition.

   Nursing home companies have historically grown through acquisitions, and there is no assurance that suitable acquisitions can be identified or completed in the future. Acquisitions are dependent on financing and on personnel, which may not be available. Even if they are successfully completed, acquisitions may entail unanticipated business risks or legal liabilities. Nursing homes face federal, state and local governmental regulation. Failure to comply with applicable laws and regulations could result, in extreme circumstances, in the revocation of a facility's license. There can be no assurance that future regulatory changes will not have an adverse impact. (See Regulation, Litigation and Other Legislation.) At the same time, nursing home companies face tough competition from new facilities with greater financing, whether from tax exemptions, government support, endowments or charitable contributions that are not available to profit-seeking corporations. Other competitors include companies providing rehabilitation therapy, home care services, respiratory treatment and clinical labs. Additional competitive factors may arise in the future.

   Nursing homes may also be affected by the proposed health care reforms. Proposals include various insurance market reforms, significant reductions in Medicare and Medicaid payments to providers, and stringent government cost controls that would directly control insurance premiums and indirectly affect the fees of hospitals, physicians and other health care providers, particularly home oxygen respiratory services. It is not possible to predict what, if any, reforms will be adopted in the future. (See Health Care Reform.) States may also act to reduce Medicare and Medicaid reimbursement for long-term care.

   Home care companies face uncertain payment structures. Presently, some clients are charged more than others, and regulatory authorities have been reviewing billing practices for fairness. Home care companies may also be affected by proposed health care reforms, specifically those which may limit the fees of health care providers, particularly home oxygen respiratory services. It is not possible to predict what, if any, reforms will be adopted in the future. (See Health Care Reform below.) Home care companies are expected to face the same severe cost containment pressures facing other companies in the health care industry.

   Health Care Reform. In late 1993, President Clinton submitted to Congress proposed comprehensive health care reform legislation. Key elements in the President's proposal included various insurance market reforms, the requirement that business provide health insurance coverage for their full-time and part-time employees, significant reductions in future Medicare and Medicaid payments to providers, and stringent government costs controls that would directly control insurance premiums and indirectly affect the fees of hospitals, physicians and other healthcare providers. Several other comprehensive reform proposals were introduced in the Congress, including alternatives introduced by the House and Senate majority leaders in 1994. The proposals covered cost controls on hospitals, insurance market reform to increase the availability of group health insurance to small businesses, requirements that all businesses offer health insurance coverage to their employees and the creation of a single government health insurance plan that would cover all citizens. Health care reform legislation is also pending in a number of states.

   Certain aspects of the proposals offered in 1994, such as reductions in Medicare/Medicaid payments and increased reliance on managed competition, if adopted, could adversely affect the issuers in the Portfolio. Other aspects of the proposals, such as universal health insurance coverage, could have a positive impact on certain issuers in the Portfolio, for example by reducing the amount of uncompensated care provided by hospitals. Congress is currently debating major health care reform proposals. It is not possible at this time to predict what, if any, reforms will be adopted by the Congress or various state legislatures, or when such reforms will be adopted or implemented. No assurance can be given that any such reforms will not have a material adverse impact on the revenues and earnings of the issuers in the Portfolio.

   Regulation, Litigation and Other Legislation. Companies in the health care industry are subject to extensive federal, state and local governmental regulation relating to licensing, conduct of operations, billing and reimbursement, relationships with physicians, construction of new facilities, expansion or acquisition of existing facilities and the offering of new services. Failure to comply with applicable laws and regulations could result in, among other things, the imposition of fines, temporary suspension of admission of new patients to the facility or, in extreme circumstances, exclusion from participation in government health care reimbursement programs such as Medicare and Medicaid or the revocation of facility licenses. There can be no assurance that future regulatory changes will not have an adverse impact on any of the issuers in the Portfolio.

   Companies in the health care industry continue to derive a substantial portion of their revenue from the Medicare and Medicaid programs. Funds received from these programs are subject to audit, which can result in retroactive adjustments to such payments. These programs are highly regulated and subject to frequent and, in certain cases, substantial changes. Recent changes designed to control health care costs have resulted both in pressure on hospitals and other health care providers to reduce their costs and in reduced levels of reimbursement for a substantial portion of hospital procedures and costs.

   Tax law changes have discouraged private contributions to hospitals and health care facilities and have limited somewhat the use of tax-exempt bonds to finance health care facilities, all of which could adversely affect the ability of these facilities to finance their future capital needs and could have other adverse effects which cannot be predicted. The Internal Revenue Service has become more aggressive in penalizing hospitals for violating tax codes.

Manufacturing Companies

   Growth in the manufacturing industry is closely linked to expansion in the domestic and global economies. The ongoing global recession with its consequent effect on industrial growth, employment and consumer spending in addition to any increase in oil prices or in interest rates may lead to a decrease in demand for the products of companies engaged in manufacturing industrial and automotive products. Also, since the federal government and many state, local and foreign governments now have a budget deficit, financial expenditures by these entities on capital improvements may be extremely limited. The lack of funds allocated by public entities to capital improvement projects may adversely affect manufacturers engaged in the production of industrial materials used for capital improvements or for the upgrade of the infrastructure. Indeed, government contracts with certain issuers may contain unfavorable provisions, including provisions allowing the government to terminate these contracts without prior notice, or to audit and redetermine amounts payable to the issuer pursuant to these contracts or to require the issuer to pay for cost overruns. Additionally, legislation to limit excess profits on government contracts is introduced in the United States Congress from time to time. Cutbacks in defense spending by the federal and foreign governments has adversely impacted many of the companies engaged in the aerospace and arms/defense sectors of the manufacturing industry.

   Environmental and safety issues increasingly affect the manufacturing industry. Issuers may experience decreases in profitability as legislative mandates impose costs associated with compliance with environmental regulations and manufacturing more environmentally sound and safer equipment. Furthermore, the cost of product liability insurance and the inability of some manufacturing companies to obtain this insurance may have an adverse impact on the industry. Financial Accounting Standard Board regulations with regard to accounting for, among other things, post retirement benefits may lead to changes in accounting which could have significant negative effects on reported earnings and reported long term liabilities and book value of some manufacturing companies. The lack of demand for new home and office construction will affect the demand for certain tools and industrial machinery products. Inflation, slow growth in personal disposable income, tighter loan qualification standards, higher downpayments, the lower rate of job creation, increased cost of vehicle ownership and operation and oil prices will also affect companies engaged in manufacturing, particularly in the automotive industry. Shortages of skilled labor, particularly in the machine tools industry, may become a major problem in the future.

   The long-term outlook is largely dependent upon the growth and competitiveness of the U.S. manufacturing base. Increased consolidation and merger activity increases competitiveness in general but individual companies may experience severe financial problems due to this increased competitiveness. Strong competition from foreign nations, particularly Latin American and Pacific Rim countries which have lower labor costs, will severely impact the profitability of the U.S. manufacturing business. The continuing establishment of manufacturing and sales facilities abroad to take advantage of international marketing operations is crucial and the success of these foreign operations could be affected by a strengthening of the dollar which could lead to a decrease in demand for U.S. products, the outcome of trade negotiations which will affect foreign tariffs on U.S. exports abroad and U.S. taxes on foreign imports to the U.S. and the ability to provide attractive financing packages to customers in the current tight credit market.

   U.S. manufacturers may also experience increased outlays of capital in their efforts to manufacture products which comply with foreign standards for certain manufacturing products. Also, since contracts may often be concluded with entities or governments of unstable foreign nations in, for example, Eastern Europe, South America or the Middle East, completion of and payment for certain products and services will be subject to the risks associated with political instability such as the risk of insurrection, hostilities from the local population, government policies against businesses owned by non-nationals and the possibility of expropriation. Certain of these nations may not honor obligations under contracts when payments are due. Furthermore, it may be more difficult to enforce a judgment against a foreign contracting party.

Natural Gas Companies

   Stocks of companies engaged in the exploration and production, transmission or distribution of natural gas may include integrated natural gas companies that explore for and produce natural gas and transport and deliver it to customers; natural gas transmission companies, commonly called pipelines, that sell at wholesale to other pipelines and to distribution companies; natural gas distribution companies that service residential, commercial and industrial customers; natural gas exploration and production companies; and drilling companies that service natural gas exploration and production companies. These companies derive or are expected to derive at least 25% of their sales and operating income from the natural gas industry. Factors which the Sponsors believe may increase demand for natural gas include the encouragement of the use of natural gas by the recent amendments to the Clean Air Act, the cleanliness of natural gas as a fuel coupled with the increased concern about the environment, use by electric utilities of natural gas as a primary fuel source as a result of the repeal of the Fuel Use Act in 1987 and the increased use of natural gas in co-generation of electricity. The profitability of natural gas operations could be enhanced by the 1990 amendments to the Clean Air Act, which should increase demand for natural gas products by electric utilities and other energy consumers. The Commerce Department predicts that natural gas will be a growing source of energy during the 1990s, because of projected higher costs for oil and because natural gas is a cleaner burning fuel. The transportation industry may make increased use of natural gas in order to meet more stringent mileage and emissions requirements. There are significant constraints on increased use of natural gas however, including a potential need for additional pipelines. Additionally, companies involved in natural gas processing may experience difficulties in the long term if product prices do not keep pace with potential increases in gas costs.

   Natural gas utilities are generally subject to extensive regulation by state utility commissions or by the Federal Energy Regulatory Commission ("FERC"), in the case of pipeline companies, which, for example, establish the rates that may be charged and the appropriate rate of return on an approved asset base. FERC, through Order 636, unbundles natural gas services and allows for additional competition. Certain natural gas utilities have had difficulty from time to time in persuading regulators, who are subject to political pressures, to grant rate increases necessary to maintain an adequate return on investment and voters in many states have the ability to influence limits on rate adjustments (for example, through election of utilities commissioners, by initiative or by referendum.) Any unexpected limitations could negatively affect the profitability of natural gas utilities. In addition, gas pipeline and distribution companies have had difficulties in adjusting to short and surplus energy supplies, enforcing or being required to comply with long-term contracts and avoiding litigation from their customers, on the one hand, or suppliers, on the other.

   General problems of the natural gas utility industry include difficulty in obtaining timely and adequate rate increases, recovery of take-or-pay costs, the uncertainty of transmission service costs for both interstate and intrastate transactions, changes in tax laws which adversely affect a natural gas utility's ability to operate profitably, reduced demand for natural gas in certain areas of the country, competition from electricity and oil in the residential and commercial markets, restrictions on operations and increased insurance premiums and other costs and delays attributable to environmental considerations, uncertain availability and increased cost of capital and availability and cost of natural gas for resale. Pipeline companies may be subject to increased competition because of approval by FERC of the construction of new pipelines and delays because of the need to obtain FERC approval of new gas contracts. The natural gas utility business is highly seasonal and weather sensitive. In addition, natural gas competes directly with oil for industrial uses and large industries have retained the flexibility to switch from natural gas to oil; consequently, a fall in oil prices could prevent natural gas prices from rising or result in a loss of customers because of conversions to oil. Natural gas competes with coal in the utility market as a boiler fuel. Exploration and production companies could be impacted in a period of declining natural gas prices.

Further, any future scientific advances concerning new sources of energy and fuels or legislative changes with respect to the energy industry or the environment could have a negative impact on the natural gas industry. And, while legislation has recently been enacted to deregulate certain aspects of the natural gas industry, no assurances can be given that new or additional regulations will not be adopted. Each of the problems referred to could adversely affect the financial stability of the issuers of any natural gas stocks in a Fund.

Petroleum Refining Companies

   According to the U.S. Department of Commerce, the factors which will most likely shape the petroleum refining and marketing industry to 1996 and beyond include the price and availability of oil, general global economic conditions, changes in United States regulatory policies, international events and the continued decline in U.S. production of crude oil. Possible effects of these factors may be increased U.S. and world dependence on oil from both the Organization of Petroleum Exporting Countries ("OPEC") and non-OPEC sources, highly uncertain and potentially more volatile oil prices and a higher rate of growth for natural gas production than for other fuels.

   The refining industry is highly competitive with margins sensitive to supply and demand cycles. Declining U.S. crude oil production will likely lead to increased dependence on OPEC oil, putting refiners at risk of continued and unpredictable supply disruption. The existence of surplus crude oil production capacity and the willingness to adjust production levels are the two principal requirements for stable crude oil markets. Without excess capacity, supply disruptions in some countries cannot be compensated for by others.

   Although unused capacity can contribute to market stability, it also creates pressure to overproduce and contributes to market uncertainty. The likely restoration of a large portion of Kuwait and Iraq's production and export capacity over the next few years could lead to market disruptions in the absence of substantial growth in world oil demand. Formerly, OPEC members attempted to exercise control over production levels in each country through a system of mandatory production quotas. The mandatory system has since been replaced with a voluntary system. Production under the new system has had to be curtailed on at least one occasion as a result of weak prices, even in the absence of supplies from Iraq. The pressure to deviate from mandatory quotas, if they are reimposed, is likely to be substantial and could lead to a weakening of prices.

   Fluctuations in demand for oil-related products could also effect the profitability of oil companies. If world oil demand increases additional capacity and production will be required to compensate for expected sharp drops in U.S. crude oil production and exports from the former Soviet Union. Only a few OPEC countries, particularly Saudi Arabia, have the petroleum reserves that will allow the required increase in production capacity to be attained. Given the large-scale financing that is required, the prospect that such expansion will occur soon enough to meet the increased demand is uncertain. However, no assurance can be given that the demand for or the price of oil will increase or that if either anticipated increase does take place, it will not be marked by great volatility. Lower consumer demand due to increases in energy efficiency, gasoline reformulations that call for less crude oil, warmer winters or a general slowdown in economic growth in this country and abroad, could negatively affect the price of oil and the profitability of oil companies. Cheaper oil could also decrease demand for natural gas.

   Refiners are subject to extensive federal, state and local environmental laws and regulations that will pose serious challenges to the industry over the coming decade. Refiners are likely to be required to commit considerable resources to plant additions and make major production adjustments in order to comply with increasingly stringent environmental legislation, such as the 1990 amendments to the Clean Air Act. If the cost of these changes is substantial enough to cut deeply into profits, smaller refiners may be forced out of the industry entirely. Additionally, refining operations are hazardous due, in part, to the highly flammable nature of crude oil, natural gas and refined products. As a result, refining operations are subject to personal injury and property damage incidents.

   Any future scientific advances concerning new sources of energy and fuels or legislative changes relating to the energy industry or the environment could have a negative impact on the petroleum product or natural gas industry. While legislation has been enacted to deregulate certain aspects of the oil industry, no assurances can be given that new or additional regulations will not be adopted. Each of the problems referred to above could adversely affect the financial stability of the issuers of any petroleum industry stocks in a Portfolio.

Semiconductor, Computer and Electronics Equipment Companies

   A Fund may be concentrated in stocks of issuers that manufacture semiconductors, computers and electronics equipment. These kinds of companies present certain risks that may not exist to the same degree in other industries. The industry is rapidly developing and highly competitive, both domestically and internationally. Technology stocks, in general, tend to be relatively volatile as compared to other types of investments. While volatility may create investment opportunities, it does entail risk. Companies throughout the technology field include many smaller and less seasoned companies. These types of companies may present greater opportunities for capital appreciation, but usually involve greater risks. These companies may have limited product lines, markets or financial resources, or may have limited management or marketing personnel. In addition, the securities that have wide institutional holding are more volatile than the securities with lower institutional holding. The industry is also strongly affected by worldwide scientific and technological developments and the products of these companies may rapidly fall into obsolescence. Certain of these companies may offer products or services that are subject to (or may become subject to) government regulation and may, therefore, be affected adversely by government policies. Other factors that characterize the industry include low barriers to entry, short product life cycles, aggressive pricing and reduced profit margins, dramatic and often unpredictable changes in growth rates, a high degree of investment needed to maintain competitiveness, frequent new product introduction, the need to enhance existing products, intense competition from large established companies, and potential competition from small start up companies. In addition, these companies are subject to events that affect manufacturing companies in general, such as increases in material or labor costs, changes in distribution channels and the need to manage inventory levels in line with product demand.

   The Semiconductor Industry. The semiconductor industry is characterized by rapid change in both product and manufacturing process technology. As a result, companies are required to introduce, on an ongoing basis, more advanced process technologies in order to respond to customer requirements. Shortages of supplies for raw materials and equipment could occur in the future in various critical materials and equipment due to interruption of supply or increased industry demand. Any such shortages could result in higher costs or production delays which could have a material adverse effect on an issuer's business and financial condition. The industry is subject to a variety of governmental regulations related to the use, discharge and disposal of toxic, volatile or otherwise hazardous materials used in the manufacturing process. Any failure by a company to use, discharge or dispose of hazardous materials appropriately could subject it to substantial liability or could require it to suspend or adversely modify its manufacturing operations. The semiconductor industry historically has been characterized by wide fluctuations in product supply and demand. From time to time, the industry also has experienced significant downturns. These downturns have been characterized by diminished product demand, production overcapacity and accelerated erosion of average selling prices of semiconductor products. In some cases, these downturns have lasted for more than a year. No assurance can be given that any company's business will not be adversely affected in the future by cyclical conditions in the semiconductor industry. Furthermore, there can be no assurance that changes in environmental regulations in the future will not require companies to make significant capital expenditures to modify, supplement or replace equipment or to change methods of disposal or discharge or the manner in which they manufacture products or operate their business. Fixed costs represent a substantial portion of the total operating costs of a semiconductor manufacturing operation. As a result, any failure by a company to operate at near full capacity, whether due to mechanical failure, lack of orders, fire or natural disaster, or other causes could result in diminished profitability or losses. The consequences of a fire, natural disaster or similar occurrence affecting production could be particularly significant for any company. These companies are also dependent to a substantial degree upon skilled professional and technical personnel and there is considerable competition for the services of qualified personnel in the semiconductor industry.

Utilities

   The ability of utilities to pay dividends is dependent on various factors, including the percentage of earnings paid out in the form of dividends ("pay out ratio"), the rates they may charge their customers, the demand for a utility's services and the cost of providing those services. Utilities, in particular investor-owned utilities, are subject to extensive regulation relating to the rates which they may charge customers. Utilities can experience regulatory, political and consumer resistance to rate increases. Utilities engaged in long-term capital projects are especially sensitive to regulatory lags in granting rate increases. Any difficulty in obtaining timely and adequate rate increases could adversely affect a utility's results of operations.

   The demand for a utility's services is influenced by, among other factors, competition, weather conditions and economic conditions. Electric utilities, for example, have experienced increased competition as a result of the availability of other energy sources, the effects of conservation on the use of electricity, self-generation by industrial customers and the generation of electricity by co-generators and other independent power producers. Also, increased competition will result from the recent approval by the Federal Energy Regulatory Commission ("FERC") of a proposal that forces electric utilities to open their transmission systems to power generated by competitors. Utilities which distribute natural gas also are subject to competition from alternative fuels, including fuel oil, propane and coal. In addition, there is the possibility in the future of a trend toward utilities breaking off assets under the constraints of competition, for example, spinning off generating plants, which will no longer be regulated.

   The utility industry is an increasing cost business making the cost of generating electricity more expensive and heightening its sensitivity to regulation. A utility's costs are influenced by the utility's cost of capital, the availability and cost of fuel and other factors. In addition, natural gas pipeline and distribution companies have incurred increased costs as a result of long-term natural gas purchase contracts containing "take or pay" provisions which require that they pay for natural gas even if natural gas is not taken by them. There can be no assurance that a utility will be able to pass on these increased costs to customers through increased rates. Utilities could in the future incur substantial capital expenditures for plant and equipment. In the future they will also incur increasing capital and operating expenses to comply with environmental legislation such as the Clean Air Act of 1990, and other energy, licensing and other laws and regulations relating to, among other things, air emissions, the quality of drinking water, waste water discharge, solid and hazardous substance handling and disposal, and siting and licensing of facilities. Environmental legislation and regulations are changing rapidly and are the subject of current public policy debate and legislative proposals. It is increasingly likely that some or many utilities will be subject to more stringent environmental standards in the future that could result in significant capital expenditures. Future legislation and regulation could include, among other things, regulation of so-called electromagnetic fields associated with electric transmission and distribution lines as well as emissions of carbon dioxide and other so-called greenhouse gases associated with the burning of fossil fuels. Compliance with these requirements may limit a utility's operation, offset by credits having been built up, or require substantial investments in new equipment and, as a result, may adversely affect a utility's results of operations.

   The electric utility industry in general is subject to various external factors including (a) the effects of inflation upon the costs of operation and construction, (b) uncertainties in predicting future load requirements, (c) increased financing requirements coupled with limited availability of capital,
(d) exposure to cancellation and penalty charges on new generating units under construction, (e) problems of cost and availability of fuel, (f) compliance with rapidly changing and complex environmental, safety and licensing requirements,
(g) litigation and proposed legislation designed to delay or prevent construction of generating and other facilities, (h) the uncertain effects of conservation on the use of electric energy, (i) uncertainties associated with the development of a national energy policy, (j) regulatory, political and consumer resistance to rate increases and (k) increased competition as a result of the availability of other energy sources. These factors may delay the construction and increase the cost of new facilities, limit the use of, or necessitate costly modifications to, existing facilities, impair the access of electric utilities to credit markets, or substantially increase the cost of credit for electric generating facilities. The Sponsors cannot predict at this time the ultimate effect of such factors on the ability of any issuers to meet their obligations with respect to Debt Obligations.

   The National Energy Policy Act ("NEPA"), which became law in October, 1992, makes it mandatory for a utility to permit non-utility generators of electricity access to its transmission system for wholesale customers, thereby increasing competition for electric utilities. NEPA also mandated demand-side management policies to be considered by utilities. NEPA prohibits FERC from mandating electric utilities to engage in retail wheeling, which is competition among suppliers of electric generation to provide electricity to retail customers (particularly industrial retail customers) of a utility. However, under NEPA, a state can mandate retail wheeling under certain conditions.

   There is concern by the public, the scientific community, and the U.S. Congress regarding environmental damage resulting from the use of fossil fuels. Congressional support for the increased regulation of air, water, and soil contaminants is building and there are a number of pending or recently enacted legislative proposals which may affect the electric utility industry. In particular, on November 15, 1990, legislation was signed into law that substantially revises the Clean Air Act (the "1990 Amendments".) The 1990 Amendments seek to improve the ambient air quality throughout the United States by the year 2000. A main feature of the 1990 Amendments is the reduction of sulphur dioxide and nitrogen oxide emissions caused by electric utility power plants, particularly those fueled by coal. Under the 1990 Amendments the U.S. Environmental Protection Agency ("EPA") must develop limits for nitrogen oxide emissions by 1993. The sulphur dioxide reduction will be achieved in two phases. Phase I addresses specific generating units named in the 1990 Amendments. In Phase II the total U.S. emissions will be capped at 8.9 million tons by the year 2000. The 1990 Amendments contain provisions for allocating allowances to power plants based on historical or calculated levels. An allowance is defined as the authorization to emit one ton of sulphur dioxide.

   The 1990 Amendments also provide for possible further regulation of toxic air emissions from electric generating units pending the results of several federal government studies to be conducted over the next three to four years with respect to anticipated hazards to public health, available corrective technologies, and mercury toxicity.

   Electric utilities which own or operate nuclear power plants are exposed to risks inherent in the nuclear industry. These risks include exposure to new requirements resulting from extensive federal and state regulatory oversight, public controversy, decommissioning costs, and spent fuel and radioactive waste disposal issues. While nuclear power construction risks are no longer of paramount concern, the emerging issue is radioactive waste disposal. In addition, nuclear plants typically require substantial capital additions and modifications throughout their operating lives to meet safety, environmental, operational and regulatory requirements and to replace and upgrade various plant systems. The high degree of regulatory monitoring and controls imposed on nuclear plants could cause a plant to be out of service or on limited service for long periods. When a nuclear facility owned by an investor-owned utility or a state or local municipality is out of service or operating on a limited service basis, the utility operator or its owners may be liable for the recovery of replacement power costs. Risks of substantial liability also arise from the operation of nuclear facilities and from the use, handling, and possible radioactive emissions associated with nuclear fuel. Insurance may not cover all types or amounts of loss which may be experienced in connection with the ownership and operation of a nuclear plant and severe financial consequences could result from a significant accident or occurrence. The Nuclear Regulatory Commission (the "NRC") has promulgated regulations mandating the establishment of funded reserves to assure financial capability for the eventual decommissioning of licensed nuclear facilities. These funds are to be accrued from revenues in amounts currently estimated to be sufficient to pay for decommissioning costs.

   The Public Utility Holding Company Act of 1935 (the "1935 Act") regulates, among other things, certain acquisitions of voting securities of electric utility companies and gas utility companies by anyone who is an "affiliate" of a public utility company (a person or organized group of persons that directly or indirectly owns, controls or holds with power to vote 5% or more of the outstanding voting securities of a public utility company.) In addition, the 1935 Act requires a "holding company" (among other categories, a company which directly or indirectly owns, controls or hold with power to vote 10% or more of the outstanding voting securities of a public utility company or a "holding company") to register as such with the Securities and Exchange Commission and be otherwise subject to certain restrictions on the acquisition of securities and other interests in public utility companies. No Fund intends to make any investment that would result in its becoming subject to the 1935 Act. If a Fund were considered to be a member of an organized group of persons, the 1935 Act might limit the Fund's acquisition of the voting securities of public utility companies by reason of the control by the group of 5% or more of the voting securities of a public utility company.

   New legislation will likely eliminate some of the barriers that prevent utilities from offering telecommunications services, providing opportunities for additional revenue and earnings growth. Currently, registered utilities must obtain Securities and Exchange Commission approval to provide telecommunications services. The proposed telecommunications bill, adopted by the Senate Commerce Committee and under consideration in the House of Representatives, would end restrictions on utilities entering telecommunications markets and repeal SEC authority under the 1935 Act. Many utilities are considering partnerships with communications companies. A utility company, in leveraging its network to provide telecommunications, faces many options with different levels of investment and risk.

   The following illustrates the performance of electric utility stocks compared to stocks in general and highgrade corporate bonds over the last twenty years:

  COMPARISON OF ANNUAL RETURNS OF UTILITIES, INDUSTRIALS
                         AND BONDS
               Moody's       Standard &      Long-Term
              Electric         Poor's        Corporate
                                             ---------
               Utility        500 Index        Bonds
               -------     --------------      -----
               Average
               -------

 1974          -24.40%         -26.39%          -3.06%

 1975           47.30%          37.16%          14.64%

 1976           28.40%          23.57%          18.65%

 1977           11.20%          -7.41%           1.71%

 1978           -3.90%           6.39%          -0.07%

 1979            4.80%          18.20%          -4.18%

 1980            8.10%          32.27%          -2.62%

 1981           19.70%          -5.01%          -0.96%

 1982           34.90%          21.44%          43.79%

 1983           14.50%          22.56%           4.70%

 1984           22.70%           6.10%          16.39%

 1985           28.10%          31.57%          30.90%

 1986           29.90%          18.76%          19.85%

 1987           -9.10%           5.10%          -0.27%

 1988           16.60%          16.33%          10.70%

 1989           30.60%          31.47%          16.23%

 1990            3.20%          -3.27%           6.78%

 1991           30.00%          30.41%          19.89%

 1992            4.00%           7.67%           9.39%

 1993           10.40%           9.97%          13.19%

 1994          -16.36%           1.30%          -5.76%

 1/1/95 to      16.72%          19.98%          16.14%
 6/30/95

__________________________
Sources: The Moody's Electric Utility Average represents a market capitalization weighted average of 24 selected domestic public utility stocks, published since 1929 by Moody's Investors Service. The S&P 500 Index is composed of 500 selected common stocks, most of which are listed on the New York Stock Exchange. It contains a variety of companies with diverse capitalization, market-value weighted to represent the overall market. Data on long-term corporate bonds are compiled by Ibbotson Associates, based primarily on the Salomon Brothers Long-Term High-Grade Corporate Bond Index, which includes nearly all Aaa- and Aa rated bonds.

   The returns shown in the chart above represent changes in security prices during each year plus income distributed, divided by the price on the first day of the year. The average annualized returns for 1972 through 6/30/95 were 15.14% for the Moody's Electric Utility Average, 15.10% for the Standard & Poor's 500 Index and 11.18% for Ibbotson Associates' corporate bond composite. For example, $1,000 invested on January 1, 1975 in Moody's Electric utility average would have been worth $17,992.34 by June 30, 1995; $1,000 invested in the Standard & Poor's 500 Index would have been worth $17,852.36; $1,000 in long term corporate bonds would have been worth $8,774.50, by the end of this period. These represent compounded returns, assuming income distributed during each year was reinvested on the first day of the succeeding year. They do not reflect any deduction for commissions or taxes. These figures represent past performance, and are no guarantee of future results. Of course, an investor in a Fund may experience somewhat lower returns because of sales charges, commissions and Fund expenses, as well as the fact that any Fund may hold many stocks different from the Moody's Electric Utility Average and may not be fully invested at all times.

The Telecommunications Industry

   The telecommunications industry is subject to varying degrees of regulatory, political and economic risk which may affect the price of the stocks of companies involved in such industry. Such risks depend on a number of factors including the country in which a company is located. Telecommunications companies in both developed and emerging countries are undergoing significant change due to varying and evolving levels of governmental regulation or deregulation and technological advances as well as other factors. As a result, competitive pressures are intense and the securities of such companies may be subject to rapid price volatility. In addition, companies offering telephone services are experiencing increasing competition from alternate service providers. The cellular telephone industry also faces increased competition as the Federal Communications Commission ("FCC") recently sold additional spectrum to personal communications service providers, doubling the competitors in a service area. All telecommunications companies in both developed and emerging countries are subject to the additional risk that technological innovations will make their products and services obsolete.

   United States. A Portfolio may be concentrated in stocks of companies that are engaged in providing local, long-distance and cellular services, in the manufacture of telecommunications products and in a wide range of other activities including directory publishing, information systems and the operation of voice, data and video telecommunications networks. Technological innovations in fiber optics, cellular products and services, voice messaging, call waiting and automatic dialing offer additional potential for significant expansion. Advances like formation of a national cellular grid may also contribute to the growth of this industry. A Fund may contain securities of the Regional Bell Holding Companies ("RBHCs") which were spun off from AT&T in 1984 pursuant to approval of the U.S. District Court for the District of Columbia (the "Court"), implementing a consent decree relating to antitrust proceedings brought by the U.S. Department of Justice. The RBHCs include Ameritech Corporation, Bell Atlantic Corporation, BellSouth Corporation, NYNEX Corporation, Pacific Telesis Group, SBC and U.S. West, Inc. These companies provide near monopoly local and intrastate telephone service as well as cellular and other generally unregulated services. A Fund may contain the securities of certain independent telephone companies which are subject to regulation by the FCC and state utility commissions but not subject to the consent decree binding the RBHCs and AT&T and of certain long-distance telecommunications carriers, certain telecommunications equipment manufacturers and certain non-U.S. companies which provide telecommunications services or equipment mainly outside the United States. International communications facilities in the United States are also subject to the jurisdiction of the FCC, and the provision of service to foreign countries is subject to the approval of the FCC and the appropriate foreign governmental agencies.

   In accordance with the consent decree, the RBHCs provide local telephone service, including exchange access for long-distance companies, and may provide directory advertising and new customer equipment. Many of the RBHCs, pursuant to waivers, may also engage in a broad range of businesses including foreign consulting, servicing computers and marketing or leasing office equipment. AT&T provides interexchange long distance telephone service in competition with numerous other providers and certain other products, services and customer equipment.

   The Court's order approving the consent decree provided for periodic reviews of the restrictions imposed by it. In April 1990, a Federal appeals court directed the Court to review its ruling that restricts RBHC involvement in the information services business and to determine whether removal of the information services restriction would be in the public interest. On July 25, 1991, the Court lifted the information services ban. Other portions of the consent decree are being litigated. As RBHCs are released from the restrictions of the 1984 divestiture decree, they and other telephone companies are being freed to create new products, services and businesses. Telecommunications legislation is pending in the U.S. Congress and the Senate that would allow full competition among local exchange companies, long distance companies and cable television operators.

   The independent telephone companies, like the RBHCS, provide local telecommunications service, but operate in a more limited area. These companies are not subject to the consent decree and therefore can provide the full range of telecommunications services including local exchange services, the installation of business systems, telephone consulting, the manufacture of telecommunications equipment, operation of voice and data networks and directory publishing. Cellular service is providing an increasing component of the revenues of the RBHCs and independent telephone companies. Both the RBHCs and independents are subject to regulation by the FCC and state regulatory authorities. The FCC also has the power to regulate the types of telecommunications equipment which may be used and therefore may affect the business of companies in the manufacturing of telecommunications equipment. Long-distance companies which provide long-distance telecommunications services are subject to regulation by the FCC. The long-distance industry is consolidating into larger carriers.

   Business conditions of the telecommunications industry may affect the ability of the issuers of the Securities in the Fund to meet their obligations. The FCC and certain state utility regulators have introduced certain incentive plans such as price-cap regulation which apply to certain portions of the business of certain local exchange carriers. Price-cap regulation offers local exchange carriers an opportunity to share in higher earnings provided they become more efficient. These new approaches to regulation by the FCC and various state or other regulatory agencies result in increased competition, and could lead to greater risks as well as greater rewards for operating telephone companies. Technology has tended to offset the effects of inflation and is expected to continue to do so. Under traditional regulation, continuing cost increases, to the extent not offset by improved productivity and revenues from increased volume of business, would result in a decreasing rate of return and a continuing need for rate increases. Although allowance is generally made in ratemaking proceedings for cost increases, delays may be experienced in obtaining the necessary rate increases and there can be no assurance that the regulatory commissions in the future will grant rate increases adequate to cover operating and other expenses and debt service requirements. The long-distance industry has been increasingly opened to competition over the last number of years. As a result, the major long-distance companies compete actively for market share. Indeed, to meet increasing competition, telephone companies will have to commit substantial capital, technological and marketing resources. Many telecommunications companies are currently considering partnerships with utilities, positioning themselves to provide high-speed, two-way video services and high quality telephony.

   Cellular and cable companies provide wireless services including paging, dispatch and cellular services throughout the U.S. Most of the RBHCS, as well as long distance companies, are seeking to increase their share of the cellular market in view of perceived future growth prospects. It is unclear what effect, if any, increased competition between wireless and traditional services will have on the telecommunications industry. Other potential competition for local service has also developed. The deregulated cellular telephone industry has a limited operating history and there is significant uncertainty regarding its future, particularly with regard to increased competition, the continued growth in the number of customers, the usage and pricing of cellular services, and the cost of providing cellular services, including the cost of attracting new customers, developing new technology and the ability to obtain licenses to provide cellular services. Recent industry developments may provide increased competition and reduced revenues from cellular service for RBHCs and independent telephone companies. The uncertain outcomes of future labor agreements and employee and retiree benefit costs may also have a negative impact on profitability. Telephone usage, and therefore revenues, could also be adversely affected by any sustained economic recession. Each of these problems would adversely affect the profitability of the telecommunications issuers of the Securities in the Fund and their ability to meet their obligations.

   Telecommunications equipment companies design, manufacture, and distribute telecommunication equipment such as central office switching equipment, switches, displays, mobile and cellular equipment and systems, network transmission equipment, PBXS, satellite, microwave, antennas, and digital communications networks. Growth of these companies may result from telephone service industry expansion, modernization requirements and possible new technology such as interactive television. As less developed countries modernize their telecommunications infrastructure, the demand for these products increases. This segment of the industry is subject to rapidly changing technology and the risk of technological obsolescence although it is generally not subject to regulation as other telecommunications services are.

   In addition, the Portfolio may contain securities issued by telephone companies which provide telecommunications services or equipment outside the United States; these companies are subject to regulation by foreign governments or governmental authorities which have broad authority regulating the provision of telecommunications services and the use of certain telecommunication equipment. Consequently, certain Securities in the Fund may be affected by the rules and regulations adopted by regulatory agencies in other countries from time to time.

   Foreign Telecommunications Issues. Many European, Latin American and Asian telephone systems appear to have significant growth potential. The international sector in the Portfolio consists predominantly of former government-owned telecommunications systems that have been privatized in stages. Most are similar to AT&T before 1984 in their dominance of local, long-distance and international service within their country. As governments privatize their systems by selling stock to the public, telephone service is likely to expand and, as a result of greater efficiency, potentially become more profitable. On the other hand, the countries are allowing more companies to compete with the recently privatized companies. Many of these companies have expanded into other countries. The Sponsors believe there is significant potential for expansion of telephone services in foreign countries. Of course, there can be no assurance of whether or when telephone service in these countries will expand or its effects on the non-U.S. companies represented in any Portfolio.

Foreign Issuers

   If certain of the Securities in a Portfolio are Securities of foreign issuers, an investment in the Fund involves certain risks that are different from the risks of a fund that invests entirely in securities of domestic issuers. These investment risks include future foreign political and economic developments, the possible establishment of exchange controls or other governmental laws or restrictions which might adversely affect the payment or receipt of payment of dividends on the relevant Securities and currency risk. With respect to certain countries, there is the possibility of expropriation of assets, confiscatory taxation, economic, political or social instability or diplomatic developments which could affect the value of investments in those countries. In selecting the non-U.S. Securities in the Portfolio, the Sponsors have attempted to minimize this country risk. In addition, for the foreign issuers that are not subject to the reporting requirements of the Securities Exchange Act of 1934, there may be less publicly available information than is available from a domestic issuer. Also, foreign issuers are not necessarily subject to uniform accounting, auditing and financial reporting standards, practices and requirements comparable to those applicable to domestic issuers. However, the Sponsors anticipate that adequate information will be available to allow the Sponsors to supervise the Portfolio.

   In addition, earnings and dividends for foreign companies are in non-U.S. currencies. Therefore, the U.S. dollar value of the stock and dividends of these companies will vary with fluctuations in the U.S. dollar foreign exchange rates for the relevant currencies. Most foreign currencies have fluctuated widely in value against the United States dollar for many reasons, including supply and demand of the respective currency, the soundness of the world economy and the strength of the respective economy as compared to the economies of the United States and other countries. Therefore, for any securities of issuers whose earnings are stated in foreign currencies, or which pay dividends in foreign currencies or which are traded in foreign currencies, there is a risk that their United States dollar value will vary with fluctuations in the United States dollar foreign exchange rates for the relevant currencies.

   On the basis of the best information available to the Sponsors at the present time none of the Securities in subject to exchange control restrictions under existing law which would materially interfere with payment to the Fund of dividends due on, or proceeds from the sale of, the Securities either because the particular jurisdictions have not adopted any currency regulations of this type or because the issues qualify for an exemption, or the Fund, as an extraterritorial investor, has qualified its purchase of the Securities as exempt by following applicable "validation" or similar regulatory or exemptive procedures. However, there can be no assurance that exchange control regulations might not be adopted in the future which might adversely affect payments to the Fund.

   In addition, the adoption of exchange control regulations and other legal restrictions could have an adverse impact on the marketability of international securities in the Portfolio and on the ability of the Fund to satisfy its obligation to redeem Units tendered to the Trustee for redemption.

   American Depositary Shares and Receipts. Many Securities of foreign issuers are purchased in ADR form in the United States. ADRs evidence American Depository Shares which represent common stock deposited with a custodian in a depositary. American Depositary Shares ("ADSs"), and receipts therefor ("ADRs"), are issued by an American bank or trust company to evidence ownership of underlying securities issued by a foreign corporation. These instruments may not necessarily be denominated in the same currency as the securities into which they may be converted. Generally, ADSs and ADRs are designed for use in the United States securities markets. For purposes of this Prospectus, the term ADR generally includes ADSs.

   ADRs represent common stock deposited with a custodian in a depositary. ADRs may be sponsored or unsponsored. In an unsponsored facility, the depositary initiates and arranges the facility at the request of market makers and acts as agent for the ADR holder, while the company itself is not involved in the transaction. In a sponsored facility, the issuing company initiates the facility and agrees to pay certain administrative and shareholder-related expenses. Sponsored facilities use a single depositary and entail a contractual relationship between the issuer, the shareholder and the depositary; unsponsored facilities involve several depositaries with no contractual relationship to the company. The terms and conditions of depositary facilities may result in less liquidity or lower market prices for ADRs then for the underlying shares.

   For those Securities that are ADRs, currency fluctuations will also affect the U.S. dollar equivalent of the local currency price of the underlying domestic share and, as a result, are likely to affect the value of the ADRs and consequently the value of the Securities. The depositary bank that issues an ADR generally charges a fee, based on the price of the ADR, upon issuance and cancellation of the ADR. This fee would be in addition to the brokerage commissions paid upon the acquisition or surrender of the security. In addition, the depositary bank incurs expenses in connection with the conversion of dividends or other cash distributions paid in local currency into U.S. dollars and such expenses are deducted from the amount of the dividend or distribution paid to holders, resulting in a lower payout per underlying share represented by the ADR than would be the case if the underlying share were held directly. Furthermore, foreign investment laws in certain countries may restrict ownership by foreign nationals of certain classes of underlying shares. Accordingly, the ADR representing a class of securities may not possess voting rights, if any, equivalent to those in respect of the underlying shares.
Certain tax considerations, including tax rate differentials, arising from applications of the tax laws of one nation to the nationals of another and from certain practices in the ADR market may also exist with respect to certain ADRs. In varying degrees, any or all of these factors may affect the value of the ADR compared with the value of the underlying shares in the local market. ADRs are registered securities pursuant to the Securities Act of 1933 and may be subject to the reporting requirements of the Securities Exchange Act of 1934.

The Real Estate Industry

   Certain Portfolios are considered to be concentrated in common stocks of companies engaged in real estate asset management, development, leasing, property sales and other related activities. Investment in securities issued by these real estate companies should be made with an understanding of the many factors which may have an adverse impact on the credit quality of the particular company or industry. Generally, these include economic recession, the cyclical nature of real estate markets, competitive overbuilding, unusually adverse weather conditions, changing demographics, changes in governmental regulations (including tax laws and environmental, building, zoning and sales regulations), increases in real estate taxes or costs of material and labor, the inability to secure performance guarantees or insurance as required, the unavailability of investment capital and the inability to obtain construction financing or mortgage loans at rates acceptable to builders and purchasers of real estate. Additional risks include an inability to reduce expenditures associated with a property (such as mortgage payments and property taxes) when rental revenue declines, and possible loss upon foreclosure of mortgaged properties if mortgage payments are not paid when due.

   Hong Kong.   Recently, in the wake of Chinese economic development and
reform, certain Hong Kong real estate companies and other investors began purchasing and developing real estate in southern China, including Beijing, the Chinese capital. By 1992, however, southern China began to experience a rise in real estate prices, increases in construction costs and a tightening of credit markets. Any worsening of these conditions could affect the profitability and financial condition of Hong Kong real estate companies and could have a materially adverse effect on the value of a Hong Kong Portfolio.

   Real Estate Investment Trusts. REITs are financial vehicles that have as their objective the pooling of capital from a number of investors in order to participate directly in real estate ownership or financing. REIT's are generally fully integrated operating companies that have interests in income-producing real estate. REITs are differentiated by the types of real estate properties held and the actual geographic location of properties and fall into two major categories: equity REITs emphasize direct property investment, holding their invested assets primarily in the ownership of real estate or other equity interests, while mortgage REITs concentrate on real estate financing, holding their assets primarily in mortgages secured by real estate. REITS obtain capital funds for investment in underlying real estate assets by selling debt or equity securities on the public or institutional capital markets or by bank borrowings. Thus, the returns on common equities of the REITs in which the Fund invests will be significantly affected by changes in costs of capital and, particularly in the case of highly "leveraged" REIT's, i.e. those with large amounts of borrowings outstanding, by changes in the level of interest rates.

   The objective of an equity REIT is to purchase income-producing real estate properties in order to generate high levels of cash flow from rental income and a gradual asset appreciation, and they typically invest in properties such as office, retail, industrial, hotel and apartment buildings and health care facilities.

   Overbuilding of commercial real estate projects in the 1980's often resulted in increased vacancy rates, intense competition for tenants, declining rents and deteriorating physical conditions. Coupled with the depressed real estate market, it became more difficult to obtain financing from traditional sources. Various REITs have acquired substantial established properties at depressed prices and have renovated existing properties to enhance their potential. Factory outlets, a new type of retail property, attract shoppers by offering name-brand merchandise at steep discounts, which can result in higher occupancy and eventually, higher rents. Expanding store size and diversification, a trend of the 1990's, has been enhanced by REIT investments, which have supported the recovering real estate market.

   Investment in a Fund consisting of REITs should be made with an understanding of the many factors that may have an adverse impact on the performance of a particular REIT, its cash available for distribution, the credit quality of a particular REIT or the real estate industry generally (described above.) Additional risks include the financial health of tenants, e.g., consolidation and increased competition in the retail industry, dependency on the management skill of both the officers of the REITs and the managers of the underlying properties, variations in rental income and space availability and vacancy rates in terms of supply and demand. Potential conflicts of interest often exist with a founding developer or outside manager.

   Performance by individual REIT's is dependent on the types of real estate investments held. For example, the effect of interest rate fluctuations will be less on equity REITs than on mortgage REITs and the nature of the underlying assets of an equity REIT may be considered more tangible than that of a mortgage REIT. In addition, equity REITs may be affected by changes in the value of the underlying property it owns.

   REIT investment managers may concentrate investments in specific geographic areas, depending on their proximity to and knowledge of local real estate conditions; the impact of economic conditions on REITs can also be expected to vary with geographic location. Investors should also be aware that REITs may not be diversified and are subject to the risks of financing projects. REITs are also subject to defaults by borrowers, self-liquidation, the maker's perception of the REIT industry generally, and the possibility of failing to qualify for tax-free pass-through of income under the Internal Revenue Code of 1986, as amended (the "Code"), and to maintain exemption from the Investment Company Act of 1940. In the event of a default by a borrower or lessee, the REIT may experience delays in enforcing its rights as a mortgagee or lessor and may incur substantial costs associated with protecting its investments.

   REIT Taxation. Each REIT will generally state its intention to operate in such manner as to qualify for taxation as a "real estate investment trust" under Sections 856-860 of the Code, although, of course, no assurance can be given that each REIT will at all times so qualify.

   The REIT provisions of the Code contain three gross income requirements:

   1. At least 75% of the REIT gross income must be derived directly or indirectly from statutorily specified investments in real property or mortgages on real property.

   2. At least 95% of the REIT gross income must be of the type meeting the 75% requirements or must be derived from dividends, interest, or gains from the sale or disposition of stock or securities.

   3. Short-term gains from the disposition of stock or securities, gains from the disposition of property where the property was held primarily for sale to customers in the ordinary course of business, and gains from the disposition of real property held for less then 4 years must total less than 30% of the REIT's gross income.

   At the close of each quarter of a REIT's taxable year, it also must satisfy three tests relating to the nature if its assets. First, at least 75% of the value of its total assets must be represented by real estate assets, cash, cash items, and government securities. In addition, not more than 25% of this total assets may be represented by securities (other than those includible in the 75% asset class.) Also, of the investments included in the 25% asset class, the value of any one issuer's securities owned may not exceed 5% of the value of its total assets, nor can it own more than 10% of any one issuer's outstanding voting securities.

   So long as an issuer qualifies as a REIT, it will, in general, be subject to Federal income tax only on income than is not distributed to stockholders. In order to qualify as a REIT for any taxable year, a REIT must, among other things, distribute to its stockholders an amount at least equal to the sum of 95% of its taxable income.

   Failure to qualify for taxation as a REIT in any taxable year will subject an issuer to tax on its taxable income at regulate corporate rates. Distributions to stockholders in any year in which an issuer fails to qualify as a REIT will not be deductible by the issuer. Unless entitled to relief under specific statutory provisions, the issuer would not qualify for taxation as a REIT for the next four taxable years after failing to qualify in any year.

   Each REIT may also be subject to state, local or other taxation in various state, local or other jurisdictions.

Standard & Poor's Indexes

   The S&P 500 Index. The S&P 500 Index is composed of 500 selected common stocks, most of which are listed in the New York Stock Exchange. This well-known index, originally consisting of 233 stocks in 1923, was expanded to 500 stocks in 1957 and was restructured in 1976 to a composite consisting of industrial, financial and transportation market sectors. It contains a variety of companies with diverse capitalization, market-value weighted to represent the overall market. The Index represents approximately 69% of U.S. stock market capitalization. At present, the mean market capitalization of the companies in the S&P 500 Index is approximately $3.346 billion.

   The following table shows the performance of the S&P 500 Index for 1960 through 1995. Stock prices fluctuated widely during the period and were higher at the end than at the beginning. The results shown should not be considered as a representation of the income yield or capital gain or loss which may be generated by the S&P 500 Index in the future.

                                                                                      Year-End
                                                                                       Index
                                                                                       Value
                                       Year-End         Change in       Average      Dividends
                      Year-End        Index Value         Index          Yield       Reinvested
Year                Index Value*       1960=100         For Year       For Year*     1960=100**
----                -----------       -----------       --------       --------      ----------
1960  . . . . . . .     58.11            100.0          --     %         3.47%          100.0
1961  . . . . . . .     71.55            123.13           23.13          2.98           126.79
1962  . . . . . . .     63.10            108.59         --11.81          3.37           115.71
1963  . . . . . . .     75.02            129.10           18.89          3.17           141.93
1964  . . . . . . .     84.75            145.84           12.97          3.01           165.09
1964  . . . . . . .     92.43            159.06            9.06          3.00           185.48
1966  . . . . . . .     80.33            138.24         --13.09          3.40           165.11
1967  . . . . . . .     96.47            166.01           20.09          3.20           204.54
1968  . . . . . . .    103.86            178.73            7.66          3.07           227.00
1969  . . . . . . .     92.06            158.42         --11.36          3.24           207.89
1970  . . . . . . .     92.15            158.58            0.10          3.83           216.06
1971  . . . . . . .    102.09            175.68           10.79          3.14           247.52
1972  . . . . . . .    118.05            203.15           15.63          2.84           294.30
1973  . . . . . . .     97.55            167.87         --17.37          3.06           250.83
1974  . . . . . . .     68.56            117.98         --29.72          4.47           184.64
1975  . . . . . . .     90.19            155.21           31.55          4.31           253.25
1976  . . . . . . .    107.46            184.93           19.15          3.77           312.94
1977  . . . . . . .     95.10            163.66         --11.50          4.62           289.72
1978  . . . . . . .     96.11            165.39            1.06          5.28           308.20
1979  . . . . . . .    107.94            185.75           12.31          5.47           364.29
1980  . . . . . . .    135.76            233.63           25.77          5.26           481.86
1981  . . . . . . .    122.55            210.89          --9.73          5.20           457.72
1982  . . . . . . .    140.64            242.02           14.76          5.81           555.84
1983  . . . . . . .    164.93            283.82           17.27          4.40           680.24
1984  . . . . . . .    167.24            287.80            1.40          4.64           721.73
1985  . . . . . . .    211.28            363.59           26.33          4.25           949.59
1986  . . . . . . .    242.17            416.75           14.62          3.49         1,125.83
1987  . . . . . . .    247.08            425.19            2.03          3.08         1,183.25
1988  . . . . . . .    277.27            477.92           12.40          3.64         1,379.78
1989  . . . . . . .    353.40            608.15           27.25          3.13         1,617.04
1990  . . . . . . .    330.22            568.27          --6.56          3.61         1,760.71
1991  . . . . . . .    417.09            717.78           26.31          3.70         2,297.20
1992  . . . . . . .    435.71            749.79            4.46          2.97         2,472.25
1993  . . . . . . .    466.45            802.70            7.06          2.78         2,721.45
1995  . . . . . . .    459.27            790.53          --1.54          2.42         2,757.25

--------------------

     Source: Standard & Poor's Corporation. Yields are obtained by dividing the aggregate cash dividends by the aggregate market value of the stocks in the Index at the beginning of the period, assuming no reinvestment of dividends.

     Assumes that cash distributions on the securities which comprise the S&P 500 Index are treated as reinvested in the S&P 500 Index as of the end of each month following the payment of the dividend. Because the Fund is sold to the public at net asset value plus the applicable sales charge and the expenses of the Fund are deducted before making distributions to Holders, investment in the Fund would have resulted in investment performance to Holders somewhat reduced from that reflected in the above table. In addition certain Holders may not elect to participate in the Reinvestment Plan and to that extent cash distributions representing dividends on the Index Stocks may not be reinvested in other Index Stocks.

   The S&P MidCap Index. The S&P MidCap Index is composed of 400 selected common stocks of which, as of the Evaluation Date, 279 were listed on the New York Stock Exchange, 9 were listed on the American Stock Exchange and 112 were quoted on the Nasdaq National Market. The MidCap Index Stocks were chosen for market size, liquidity and industry group representation. As of December 31, 1994, industrial stocks accounted for approximately 69.5% of S&P MidCap Index market capitalization utilities approximately 14.1%, financial stocks approximately 14.1%, financial stocks approximately 14.6% and transportation stocks approximately 1.8%. The capitalizations of individual companies ranged from about $49 million to over $10,066 million: the mean market capitalization of the companies in the S&P MidCap Index was approximately $1,156 billion. The S&P MidCap Index was created June 5, 1991 and would have had a total return, with monthly reinvested dividends, of 50.10% for the year if the Index had been in existence for the entire year. The total return for 1994 was--3.57%

   The S&P Index Trusts. Since the objective of the Fund is to provide investment results that duplicate substantially the price and yield performance (in other words, the total return) of the S&P 500 Index, in the case of the S&P 500 Trust, and the S&P MidCap Index, in the case of the S&P MidCap Trust, the Portfolio of each Trust will at any time consist of as many of the Index Stocks as is feasible. Each Trust will at all times be invested in no less than 95% of the Index Stocks. Although, at any time, a Trust may fail to own certain of the Index Stocks, each Trust will be substantially totally invested in Index Stocks and the Sponsors expect to maintain a theoretical correlation of between .97 and
 .99 between the investment performance of the relevant Index and that derived from ownership of Units. Adjustments will be made in accordance with computer program output to bring the weightings of the Securities more closely into line with their weightings in the relevant Index as each Trust invests in new Securities in connection with the creation of new Units, as companies are dropped from or added to either Index or as Securities are sold to meet redemptions. These adjustments will be made on the business day following the relevant transaction in accordance with computer program output showing which Securities are under- or over-represented in each Portfolio. Adjustments may also be made at other times to bring either Portfolio into line with the applicable Index. The proceeds from any such sale will be invested in those Index Stocks which the computer program output indicates are most under-represented.

   The Sponsors anticipate that the selection of any additional Index Stocks deposited or purchased in connection with the creation of additional Units of a Trust will be those stocks which are most under-represented in the Portfolio based upon the computer program output and the applicable Index as of the date prior to the date of such subsequent deposit or purchase. Securities sold in order to meet redemptions will be those stocks which are most over-represented in the Portfolio based upon the computer program output and the applicable Index as of the date prior to the date of such sale.

   Finally, from time to time adjustments may be made in either Portfolio because of changes in the composition of the applicable Index. Based on past history, it is anticipated that most such changes will occur as a result of merger or acquisition activity. In such cases, the Fund, as shareholder of a company which is the object of such merger or acquisition activity, will presumably receive various offers from would-be acquisors of the company. The Trustees will not be permitted to accept any such offers until such time as the company has been deleted from the applicable Index. Since, in most cases, a company is removed from an Index only after the consummation of a merger or acquisition of the company, it is anticipated that the Fund will generally acquire, in exchange for the stock of the deleted company, whatever consideration is being offered to shareholders of that company who have not tendered their shares prior to such time. Any cash received in such transactions will be reinvested in the most under-represented Index Stocks. Any securities received as a part of the consideration which are not included in the relevant Index will be sold as soon as practicable and reinvested in the most under-represented Index Stocks.

   In attempting to duplicate the proportionate relationships represented by the S&P 500 Index and the S&P MidCap Index the Sponsors do not anticipate purchasing or selling shares in quantities of less than round lots. In addition, certain Index Stocks may at times not be available in the quantities in which the computer program specifies that they be purchased. For these reasons, among others, precise duplication of this proportionate relationship may not ever be possible but nevertheless will continue to be the goal in connection with all acquisitions or dispositions of Securities. As the holder of the Securities, the Trustees will have the right to vote all of the voting stocks in the Portfolio and will vote such stocks in accordance with the instructions of the Sponsors except that, if the Trustee holds any of the common stocks of Merrill Lynch & Co., Inc., Prudential Insurance Company of America (the parent of Prudential Securities Incorporated) or The Travelers Inc. (as long as it remains the parent of Smith Barney Inc.) or any other common stock of companies which are affiliates of the Sponsors, the Trustee will vote such stock in the same proportionate relationship as all other shares of such companies are voted.

ROLLOVER - (Income Growth Fund, Select Ten Series and Select Growth Portfolios)

   It is expected that a special redemption and liquidation will be made of all Units of a Portfolio held by any investor who affirmatively notifies the Trustee in writing by the applicable notification date specified in the Portfolio's prospectus that he elects to participate. It should also be noted that rollover investors may realize taxable capital gains on the rollover but generally will not be entitled to a deduction for certain capital losses and no cash would be distributed at that time to pay any taxes.

   All Units of rollover investors will be redeemed in kind on the first day of the rollover period and the underlying securities will be distributed to a distribution agent on behalf of the rollover investors. During the rollover period, the distribution agent will be required to sell all of the underlying securities on behalf of rollover investors. The sale proceeds will be net of brokerage fees, governmental charges or any expenses involved in the sales.

   Rollover investors may purchase units of a new portfolio of the same series, if available, subject only to the Deferred Sales Charge; provided that rollover investors who no longer hold their Units in an account maintained with one of the Sponsors at the time of the rollover may not be eligible to participate in the direct reinvestment in the new portfolio.

   If an investor so specifies by the applicable notification date, his Units will be redeemed in kind and the securities disposed of during the rollover period. As long as the investor confirms his interest in purchasing units of a new portfolio and units are available, the proceeds of the sales (net of brokerage commissions, stamp taxes, governmental charges and any other selling expenses or if applicable, costs associated with foreign trading) will be invested in units of the next portfolio at daily prices over the rollover period based on the asset value of units of the next portfolio plus the applicable sales charge. The Sponsors are under no obligation to create a new portfolio, however, and may modify the terms of the rollover upon notice to investors at any time.

   Depending on the volume of proceeds to be invested in the next portfolio through the rollover and the volume of other orders for units in the next portfolio, the Sponsors may purchase large volumes of the securities for the next portfolio in a short period of time. This concentrated buying may tend to raise the market prices of these securities. The actual market impact of the Sponsors' purchases, however, is currently unpredictable because the actual volume of securities to be purchased and the supply and price of those securities are unknown. A similar problem may occur in connection with the Sponsors' sales of securities during the rollover period. Depending on the volume of sales required, and the prices of and demand for securities, sales by the Sponsors may tend to depress the market prices and the value of Units, and thus reduce the proceeds to be credited to rollover investors for investment in the next portfolio.

   The distribution agent will engage the Sponsors as its agents to sell the distributed securities. The Sponsors will attempt to sell the securities as quickly as is practicable during the rollover period without in their judgment materially adversely affecting the market price of the securities, but all of the securities will in any event be disposed of by the end of the rollover period. The Sponsors do not anticipate that the period will be longer than 12 business days, although it could be shorter or longer given the varying liquidity of the Securities. The liquidity of any security depends on the daily trading volume of the security and the amount that the Sponsors have available for sale on any particular day.

   It is expected (but not required) that the Sponsors will generally follow the following guidelines in selling the securities: for highly liquid securities, the Sponsors will generally sell securities on the first day of the rollover period; for less liquid securities, on each of the first two days of the rollover period, the Sponsors will generally sell any amount of any underlying securities at a price no less than 1/2 of one point under the closing sale price of those securities on the preceding day. Thereafter, the Sponsors intend to sell without any price restrictions at least a portion of the remaining underlying securities, the numerator of which is one and the denominator of which is the total number of days remaining (including that day) in the rollover period.

   Section 17(a) of the Investment Company Act of 1940 restricts purchases and sales between affiliates of registered investment companies and those companies. Pursuant to a recent exemptive order, certain Portfolios (and the distribution agent on behalf of rollover investors) can now sell securities to the next portfolio if those securities continue to meet the applicable objective or Strategy. The exemption will enable these portfolios to eliminate commission costs on these transactions. The price for those securities will be the closing sale price on the sale date on the exchange where the securities are principally traded, as certified by the Agent for the Sponsors and confirmed by the Trustee of a Portfolio.

   The Sponsors intend to create new units of Portfolios as quickly as possible, depending upon the availability and reasonably favorable price of the securities included in the new Portfolio, and it is intended that rollover investors will be given first priority to purchase new units of the new Portfolio. There can be no assurance, however, as to the exact timing of the creation of units of new Portfolios or the aggregate number of new units of new Portfolios which the Sponsors will create. The Sponsors may, in their sole discretion, stop creating units (whether permanently or temporarily) at any time they choose, regardless of whether all proceeds of the rollover have been invested on behalf of rollover investors. Cash which has not been invested on behalf of the rollover investors in new Portfolios will be distributed at the end of the rollover period. However, since the Sponsors can create units by depositing cash (or bank letter of credit) with instructions to buy securities, the Sponsors anticipate that sufficient units can be created, although moneys in the new Portfolio may not be fully invested on the next business day.

   Any rollover investor may thus be redeemed out of a Portfolio and become a holder of an entirely different trust with a different portfolio of securities. The rollover investor's Units will be redeemed in kind and the distributed securities shall be sold during the rollover period. In accordance with the rollover investors' offers to purchase units of new Portfolios, the proceeds of the sales (and any other cash distributed upon redemption), less the amount of any deferred sales charge still unpaid, will be invested in new units of the next Portfolio, at the Public Offering Price, including the applicable sales charge per unit.

   This process of redemption, liquidation, and investment in a new trust is intended to allow for the fact that the portfolios selected by the Sponsors are chosen on the basis of a strategy for a period of one year, at which point a new portfolio is chosen. It is contemplated that a similar process of redemption, liquidation and investment in a new fund will be available for each subsequent Portfolio, approximately a year after the creation of the prior series.

   The Sponsors believe that the gradual redemption, liquidation and investment in the new Portfolio will help mitigate any negative market price consequences stemming from the trading of large volumes of securities and of the underlying securities in the new Portfolio in a short, publicized period of time. The above procedures may, however, be insufficient or unsuccessful in avoiding such price consequences. There can be no assurance that the procedures will effectively mitigate any adverse price consequences of heavy volume trading or that the procedures will produce a better price for investors than might be obtained on any given day during the rollover period. In fact, market price trends may make it advantageous to sell or buy more quickly or more slowly than permitted by these procedures. Rollover investors could then receive a less favorable average unit price than if they bought all their units of the new Portfolio on any given day of the period. Historically, the prices of securities selected by the Sponsors as good investments have generally risen over the first few days following the announcement.

   It should also be noted that rollover investors may realize taxable capital gains on the rollover but generally will not be entitled to a deduction for certain capital losses and, due to the procedures for investing in new Portfolios, no cash would be distributed at that time to pay any taxes.

   In addition, during this period an investor will be at risk to the extent that securities are not sold and will not have the benefit of any stock appreciation to the extent that monies have not been invested; for this reason, the Sponsors will be inclined to sell and purchase the securities in as short a period as they can without materially adversely affecting the price of the securities.

   Investors who do not inform the Trustee that they wish to have their Units so redeemed and liquidated will continue to hold Units of a Portfolio until that Portfolio is terminated. These remaining investors will not realize capital gains or losses due to the rollover and will not be charged any additional sales charge. If a large percentage of investors become rollover investors, the aggregate size of a Portfolio will be sharply reduced. As a consequence, expenses, if any, in excess of the amount to be borne by the Trustee would constitute a higher percentage amount per Unit than prior to the rollover in the new Portfolio. Also, because of the lesser number of Units in a Portfolio, and possibly also due to a value reduction, however temporary, in Units caused by the Sponsors' sales of securities, a Portfolio might also reduce to the minimum value that would allow the Sponsors to choose to liquidate that Portfolio without the consent of the remaining investors. The securities remaining in a Portfolio after the rollover will be sold by the Sponsors as quickly as possible without, in their judgment, materially adversely affecting the market price of the securities.